Period Ended November 30, 2005

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
  Series - 1
NAV per share - Class C   $14.88
NAV per share - Class I   $14.88
NAV per share - Class R   $14.88
Dividends from net investment income
Per share Class C -       0.3100
Per share Class I -       0.3973
Per share Class R -       0.3491